FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2003

Commission file number 1-12579

OGE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation or organization)	73-1481638 (I.R.S. Employer Identification No.)

321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(Address of principal executive offices)
(Zip Code)

405-553-3000
(Registrant’s telephone number, including area code)

Item 12. Results of Operations and Financial Condition

        OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 720,000 customers in Oklahoma and western Arkansas and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

        On November 12, 2003, the Company issued a press release describing the Company’s financial results for the quarter ended September 30, 2003, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported earnings of $1.20 per diluted share for the three months ended September 30, 2003, compared with earnings of $1.27 per diluted share for the third quarter of 2002. The decline in the Company’s third quarter earnings per share was primarily due to the issuance of common stock in the third quarter to help fund OG&E’s pending acquisition of the McClain power plant in Newcastle, Okla., as net income increased to $99.5 million from $99.0 million in the year-ago quarter.

        OG&E posted net income of $95.1 million, or $1.15 a share, in the third quarter, compared with net income of $98.4 million, or $1.26 a share, for the third quarter of 2002. Enogex posted net income of $8.4 million, or $0.10 a share, in the third quarter, compared with net income of $4.1 million, or $0.05 a share, for the third quarter of 2002. The holding company, OGE Energy, which only has interest expenses associated with long and short-term debt, recorded a loss of $0.05 a share in the third quarter, compared to a loss of $0.04 a share for the third quarter of 2002.

Item 7. (c) Exhibits

Exhibit Number	Description
99.01	Press release dated November 12, 2003, reporting OGE Energy Corp. Announces 3rd Quarter Results.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP. (Registrant)
By	/s/ Donald R. Rowlett
Donald R. Rowlett Vice President and Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

November 12, 2003

Exhibit 99.01

OGE Energy Corp. Announces 3rd Quarter Results

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE) today reported earnings of $1.20 per diluted share for the three months ended Sept. 30, 2003, compared with earnings of $1.27 per diluted share for the third quarter of 2002. OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc.

The decline in OGE Energy’s third-quarter consolidated earnings per share was primarily due to the issuance of common stock in the third quarter to help fund OG&E’s pending acquisition of the McClain power plant in Newcastle, Okla., as net income increased to $99.5 million from $99.0 million in the year-ago quarter.

“Lower electric rates and rising costs are clearly reflected in OG&E’s third-quarter results,” said Steven E. Moore, OGE Energy chairman, president and CEO. “But looking ahead, we’re acquiring an efficient new power plant and we’ve filed an innovative rate plan that promises savings for customers and earnings growth for investors as expensive, government-mandated purchased power contracts are allowed to expire. We expect to complete the power plant acquisition this year and hope to have our rate plan approved in Oklahoma in the first half of next year.”

Discussion of Third Quarter 2003
OGE Energy consolidated operating revenues were $1 billion in the third quarter, compared with $887 million in the comparable 2002 period. The third-quarter gross margin on revenues was $338 million, compared with $336 million in the year-earlier quarter. Operating income was $187 million in the third quarter, compared with operating income of $186 million a year earlier.

OG&E, a regulated electric utility, posted net income of $95.1 million, or $1.15 a share to OGE Energy’s consolidated third-quarter results, compared with net income of $98.4 million, or $1.26 a share for the third quarter a year ago. Third-quarter gross margin was $274 million, compared with $282 million in the comparable period a year earlier. Operating income at OG&E was $161 million, compared with $170 million in the third quarter of 2002. The decrease in net income was due primarily to the $25 million electric rate reduction ordered in Oklahoma in 2002, a timing change for the collection of fuel costs in Arkansas, and higher operation and maintenance expenses. These factors were partially offset by weather that was 3 percent warmer compared to last year’s third quarter in the OG&E service area.

Enogex, a natural gas pipeline business, posted net income of $8.4 million, or $0.10 a share for the quarter, compared with net income of $4.1 million, or $0.05 a share for the same quarter last year. Third-quarter gross margin was $64 million, compared with $54 million a year earlier. Operating income was $27 million, up from $15 million in the third quarter last year. The increase in operating income was primarily due to increased gross margins in the Transportation & Storage and Gathering & Processing businesses.

The holding company, OGE Energy, which only has interest expenses associated with long and short-term debt, recorded a loss of $0.05 a share in the third quarter, compared to a loss of $0.04 a share in the year-ago quarter.

2003-2004 Outlook
While OGE Energy has recorded earnings of $1.63 per diluted share through the first nine months of 2003, the company projects full-year earnings to be at the upper end of the $1.40 to $1.50 a share range for 2003 based on a number of factors expected in the fourth quarter. These factors include a revised net income outlook for Enogex from $18-20 million to $20-22 million, the impact of an increased number of shares outstanding, the $25 million electric rate reduction and higher expenses at OG&E, and an impairment charge at Enogex associated with the write-down of the value of certain natural gas compression assets, identified during October for probable sale or other disposal in the future.

The 2003 outlook includes expected net income of between $112 million and $118 million at OG&E and between $20 million and $22 million at Enogex, while the holding company will likely post a net loss of between $13 and $14 million.

For 2004, OGE Energy expects improved performance from Enogex while at OG&E, financial performance will depend on regulatory relief. Absent any rate relief, earnings at the utility would be expected to be lower. The consolidated earnings guidance is $1.40 to $1.50 a share, excluding any relief that might come from requested electric rate increases at OG&E.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for 2003-2004 on Wednesday, November 12, at 8 a.m. CST. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be simulcast and archived at
http://www.firstcallevents.com/service/ajwz393229342gf12.html

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 720,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; regulatory decisions and other risk factors listed in the Company’s Form 10-K for the year ended December 31, 2002 and other factors described from time to time in the Company’s reports to the Securities and Exchange Commission.

OGE Energy Corp.
consolidated statements of income
(unaudited)

Three Months Ended September 30		Nine Months Ended September 30
2003	2002	2003	2002
(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$540.3		$488.9		$1,230.9		$1,103.2
Natural Gas Pipeline operating revenues	519.7		398.4		1,731.9		1,090.7

Total operating revenues	1,060.0		887.3		2,962.8		2,193.9

COST OF GOODS SOLD
Electric Utility cost of goods sold	254.3		199.3		634.0		508.6
Natural Gas Pipeline cost of goods sold	467.3		352.2		1,578.0		964.6

Total cost of goods sold	721.6		551.5		2,212.0		1,473.2

Gross margin on revenues	338.4		335.8		750.8		720.7
Other operation and maintenance	90.3		88.9		273.7		270.4
Depreciation	43.5		45.5		133.1		136.7
Impairment of assets	--	-	--	-	1.0		--	-
Taxes other than income	17.3		15.6		51.4		48.7

OPERATING INCOME	187.3		185.8		291.6		264.9

OTHER INCOME (EXPENSE)
Other income	0.3		0.6		7.0		1.3
Other expense	(2.8)		(1.3)		(6.3)		(2.9)

Net other income (expense)	(2.5)		(0.7)		0.7		(1.6)

INTEREST INCOME (EXPENSE)
Interest income	0.2		0.5		0.5		1.5
Interest on long-term debt	(18.5)		(21.6)		(56.7)		(65.2)
Interest on trust preferred securities	(4.3)		(4.3)		(13.0)		(13.0)
Allowance for borrowed funds used during construction	0.1		0.1		0.5		0.8
Interest on short-term debt and other interest charges	(1.6)		(2.2)		(5.1)		(6.4)

Net interest expense	(24.1)		(27.5)		(73.8)		(82.3)

INCOME FROM CONTINUING OPERATIONS
BEFORE TAXES	160.7		157.6		218.5		181.0
INCOME TAX EXPENSE	59.4		60.7		80.7		67.2

INCOME FROM CONTINUING OPERATIONS
BEFORE CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	101.3		96.9		137.8		113.8
DISCONTINUED OPERATIONS
Income (loss) from discontinued operations	(0.5)		0.2		1.7		5.1
Income tax expense (benefit)	1.3		(1.9)		2.2		(2.3)

Income (loss) from discontinued operations	(1.8)		2.1		(0.5)		7.4

INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	99.5		99.0		137.3		121.2
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
ENERGY TRADING CONTRACTS, NET OF TAX OF $3.7	--	-	--	-	(5.9)		--	-

NET INCOME	$99.5		$99.0		$131.4		$121.2

BASIC AVERAGE COMMON SHARES OUTSTANDING	82.	4	78.	1	80.	1	78.	0
DILUTED AVERAGE COMMON SHARES OUTSTANDING	82.	7	78.	1	80.	4	78.	1
BASIC EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Income from continuing operations	$1.2	3	$1.2	4	$1.7	2	$1.4	6
Income (loss) from discontinued operations, net of tax	(0.0	2)	0.0	3	(0.0	1)	0.0	9
Loss from cumulative effect of accounting change, net of tax	--	-	--	-	(0.0	7)	--	-

NET INCOME	$1.2	1	$1.2	7	$1.6	4	$1.5	5

DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Income from continuing operations	$1.2	2	$1.2	4	$1.7	1	$1.4	6
Income (loss) from discontinued operations, net of tax	(0.0	2)	0.0	3	(0.0	1)	0.0	9
Loss from cumulative effect of accounting change, net of tax	--	-	--	-	(0.0	7)	--	-

NET INCOME	$1.2	0	$1.2	7	$1.6	3	$1.5	5

DIVIDENDS DECLARED PER SHARE	$0.332	5	$0.332	5	$0.997	5	$0.997	5

OGE Energy Corp.
financial and statistical data
(unaudited)

Three Months Ended September 30		Nine Months Ended September 30
2003	2002	2003	2002
(In millions)
ELECTRIC UTILITY
Electric revenues
Residential	$243.2		$217.8		$508.5		$454.6
Commercial	131.4		125.6		301.6		276.9
Industrial	86.8		77.0		224.9		198.2
Public authorities	49.1		43.7		115.4		106.8
Sales for resale	17.5		15.2		45.6		37.2
Other	11.4		8.6		31.2		24.9

Total system revenues	539.4		487.9		1,227.2		1,098.6
Sales to other utilities	0.9		1.0		3.7		4.6

Total electric revenues	$540.3		$488.9		$1,230.9		$1,103.2

Sales of electricity - MWH (a)
Residential	3.0		2.9		6.6		6.4
Commercial	1.7		1.8		4.5		4.5
Industrial	1.7		1.7		5.0		5.0
Public authorities	0.8		0.7		2.0		2.0
Sales for resale	0.4		0.4		1.2		1.2

Total system sales	7.6		7.5		19.3		19.1
Sales to other utilities	--		0.1		0.1		0.2

Total electric sales	7.6		7.6		19.4		19.3

Number of customers	724,5	49	717,9	95	724,5	49	717,9	95

Average cost of energy per KWH (b) - cents
Fuel	2.7	59	1.9	10	2.6	07	1.8	08
Fuel and purchased power	3.2	93	2.5	08	3.2	27	2.5	21

Degree days
Heating
Actual		22		2	2,2	79	2,2	08
Normal		29		29	2,2	28	2,2	28
Cooling
Actual	1,3	25	1,2	83	1,8	03	1,7	98
Normal	1,2	95	1,2	95	1,8	50	1,8	50

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$533.3		$412.5		$1,786.1		$1,125.9
Operating income	$26.5		$15.1		$73.4		$31.5
Net income	$8.4		$4.1		$21.6		$3.8
Net cash (used in) provided from operating activities	$(14.6)		$(17.7)		$38.4		$41.7
Capital expenditures from continuing operations	$7.3		$4.9		$22.4		$16.1
Physical System Supply - MMbtu/d (c)	1,5	20	1,7	67	1,5	51	1,6	88
Natural gas processed - MMcfd (d)	4	12	4	69	4	16	5	03
Natural gas liquids sold - million gallons	58.3		78.4		178.4		239.6
Average sales price per gallon	$0.5	90	$0.4	37	$0.6	01	$0.3	99
Natural gas marketed - Bbtu (e)	87,2	99	100,7	90	277,0	71	293,1	86
Average sales price per Bbtu	$3.7	31	$3.0	10	$5.0	27	$2.9	43

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Million British thermal units per day.
(d) Million cubic feet per day.
(e) Billion British thermal units.